                              AMENDED AND RESTATED
                    TRUSTEESHIP/INVESTMENT AGENCY AGREEMENT


                 THIS AGREEMENT by and between SOUTHWEST GUARANTY TRUST COMPANY ("SGTC"), a Texas trust company having its principal offices in Houston, Texas, and SERVICE CORPORATION INTERNATIONAL ("SCI"), a Texas corporation, having its principal offices in Houston, Texas.

                                  WITNESSETH:

                 WHEREAS, SGTC has heretofore provided certain trust and investment services to SCI under an agreement dated December 29, 1989 and such agreement has expired by its terms; and

                 WHEREAS, SGTC and SCI desire to set forth the terms of a new relationship to take effect commencing on December 30, 1994 ("Effective Date");

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                 1. Designation as Trustee. SCI will and will cause its United States Subsidiaries, as Grantors of its or their prearranged funeral trusts, its or their cemetery perpetual care trusts, and its or their merchandise trusts to designate, where not prohibited by law or by contractual agreement, SGTC as Trustee of such trusts.

                 The term "Subsidiaries" as used herein shall refer to the subsidiaries of SCI and/or their subsidiaries or affiliates, fifty percent (50%) or more of each of which is owned or controlled by SCI or one of its subsidiaries or affiliates, which are currently in existence within the corporate group and own and operate funeral homes and/or cemeteries. Any newly established or acquired trust shall be identified and the investments thereof reviewed by SGTC and presented to SCI for consideration and approval by SCI for SGTC to act as trustee or investment agent with respect to said trust.

                 2. Designation as Investment Agent. SCI will and will cause its United States Subsidiaries, as Grantors of its or their prearranged funeral trusts, its or their cemetery perpetual care trusts, and its or their merchandise trusts, to the extent not prohibited by law or by contractual agreement, to designate SGTC as its investment agent for such trust funds. SGTC shall be responsible for the payment of all costs and fees, if any, relating to the designation of SGTC as its investment agent with respect to such trust funds. As its investment agent, SGTC shall be required to review each trust account periodically, but no less often than quarterly and to give each account the benefit of its review of economic conditions, security markets, industries and companies and to report to the Investment Committee of the Board of Directors of SCI its investment recommendations of a general nature and with respect to any property held in the account. Upon adoption of these investment actions by the Investment Committee, the specific directions will be communicated by SGTC to the trustees for the SCI trusts for which SGTC is acting as investment agent. By acting as investment agent, SGTC in no way assumes the duties or responsibilities of the Investment Committee as investment advisor or investment counsel under any trust; it being understood that SGTC's duties as investment agent shall be limited to the duties and responsibilities specifically set forth in this Agreement.

                 3. Distribution of Trust Investment Portfolio Information. SGTC will likewise provide trust investment portfolio information to SCI for its general investment and accounting purposes. SGTC will provide this information to the Investment Committee of SCI and to the SCI Corporate Accounting Department in the form acceptable to SCI.

                 4. Investment and Trust Services. As a provider of trust and investment services to SCI, SGTC will, among other duties, (i) meet on a monthly basis with the Investment Committee of SCI or such other body or persons designated by SCI and present to such Committee the summary of transactions for the previous month by categories of trusts and present the views of SGTC with regard to economic conditions and investment recommendations;
(ii) based upon the investment policies and direction given by the Investment Committee, SGTC shall select specific securities for investment, disposition or reinvestment in all of the trust funds for which SGTC is an investment agent;
(iii) prepare monthly trust statements for the trusts for which SGTC is serving as trustee and review such statements on a monthly basis; (iv) prepare a quarterly summary of the trust portfolios of all of the trusts for which SGTC is an investment agent; (v) maintain the portfolios of all trust funds for which trust investment portfolio information is provided to SCI; (vi) review trust statements of all SCI trusts at least on a quarterly basis and reconcile such statements, (vii) review all of the assets, trust instruments and other documents in connection with trusts acquired by SCI through acquisition for which SGTC is providing investment management services pursuant to this Agreement; (viii) prepare monthly reports on all controlled accounts for which SGTC is serving as investment agent; (ix) assist in the consolidation and merger of any SCI trusts and/or trustees where such is beneficial to the trusts; (x) direct the appointment and removal of trustees of all SCI trusts (provided however, that the President of SCI will give prior approval to any change in relationship between any SCI trusts trusteed by a national or regional money center bank and, provided further, that the regional President in charge of the area which is the situs of an SCI trust may veto any change on those trusts not trusteed by a bank described above); and (xi) keep an accurate and complete record of all SCI trusts and supply such information to SCI upon request. In summary, the intent of this Agreement is that SGTC shall provide to SCI and its Subsidiaries the investment and trust-related services previously provided to SCI under the prior agreement with SGTC.

                 5. Loss in Value. SGPC shall not be liable for any decrease in the value of the assets for which it serves as trustee except if such decrease is the result of SGTC's negligence or a breach of SGTC's fiduciary duties with respect to the trust, the terms of this Agreement, or a violation of applicable law.

                 6. Certification. SGTC shall from time to time certify in writing to the trustees with respect to which it acts as investment agent the name or names of the person or persons authorized to act on its behalf. Any individual as certified shall be SGTC's authorized representative. Where an individual so certified shall cease to have authority to act on its behalf, SGTC shall promptly give notice of that fact to the trustees; but until such notice is received by the trustee, such individual shall continue to be an authorized representative.

                 7. Access to Records. SCI agrees that it will allow SGTC reasonable access during business hours to its trust records provided such access does not interfere with the operations of SCI. SCI agrees to cooperate with SGTC in supplying documents and information so that the terms of this Agreement may be carried out. SGTC shall provide to SCI during the period of this Agreement on at least a quarterly basis financial statements and such other records as SCI may reasonably request evidencing the financial condition of SGTC. In addition, in the event that SGTC is notified by the Texas Department of Banking of any violations, deficiencies, failures, or the Department's intent to take disciplinary or corrective action against SGTC, then SGTC shall within five (5) days of the receipt of such notification inform SCI of same in writing and, to the extent permitted by law, furnish SCI with any pertinent documents, notices, correspondence, orders, or other materials received from the Department of Banking.

                 8. Compensation for Services. As compensation for the services described above, SCI will cause to be paid from the trust funds, to SGTC, aggregate fees equal to twelve basis points per quarter on the first $600,000,000 of market value of SCI trust funds for which SGTC serves as investment agent or trustee as of the end of the previous calendar quarter, and aggregate fees on trust amounts in excess of $600,000,000 equal to 11 basis points for the quarter ending March 31, 1995, 10 basis points for the quarter ending June 30, 1995, 9 basis points for the quarter ending September 30, 1995, and 8 basis points for any calendar quarter thereafter. SGTC shall not receive any compensation with regard to any SCI trust for which it does not serve as trustee or investment agent but, if requested by SCI, will maintain portfolio data on such accounts and supply such data as needed by SCI on those accounts. The compensation described above shall be offset and reduced by the following costs applicable to the respective trusts: (i) trustees' fees, and (ii) the cost of tax return preparation (excluding the cost of K-1s or 1099s of the type presently provided by SCI's internal systems and personnel.) Such costs shall be paid directly by the respective trusts to said trustees and other third parties. SGTC shall within thirty (30) days after the end of each quarter furnish to SCI a report identifying the consultants, brokers, and other third parties during said quarter with respect to the trusts for which SGTC is acting as trustee or investment agent pursuant to this Agreement. SCI shall have the right to approve or disapprove the future use of any consultants, brokers, or other third parties engaged with respect to the trusts, which are the subject of this Agreement.

                 9. No Authorization. Under this Agreement, SGTC is not authorized to hold property or to collect income payable on property except in connection with its activities as trustee under the trust agreements established by the grantors which are Subsidiaries of SCI.

                 10. Bond. SGTC shall obtain and maintain fiduciary insurance coverage within the recommended limits for state banks as set forth in Section 11.26 of Chapter 11 of the Rules and Regulations of the Banking Department of Texas.

                 11. Term of Agreement. This Agreement shall be in existence for a term of one (1) year from the Effective Date and shall be extended beyond such term until ninety (90) days after SGTC has received written notification from SCI of the termination of this Agreement.

                 12. Breach of Duties. In the event of SGTS's negligence, material breach of the terms of this Agreement, material breach of SGTC's fiduciary duties with respect to the performance of its services under this Agreement, material violation by SGTC of applicable law, rule or regulation, or failure by SGTC to maintain a sound and solvent financial condition which shall be deemed to mean a financial condition consistent with that of companies of comparable size and nature, SCI shall have the option to terminate this Agreement and be relieved of any further obligations hereunder.

                 13. Bankruptcy, Insolvency or Liquidation. In the event of the bankruptcy, either voluntary or involuntary, or the appointment of any receiver to take charge of the assets of SGTC or in the event that SGTC is closed by the Banking Commissioner of the State of Texas and placed in liquidation proceedings under the Texas

Banking Code, then in such event SCI shall have the right and option to terminate this Agreement and be relieved of any further obligations hereunder. If SCI exercises the option to terminate this Agreement described in this paragraph 13, it shall not be held to have waived any other causes of action or remedies it may have against SGTC.

                 14. Indemnification. SGTC agrees to indemnify, hold harmless and defend SCI, its subsidiaries and affiliates and their directors, officers, employees, and agents against any and all losses, damages, claims, liabilities, penalties, and expenses (including costs and attorneys' fees) suffered or paid, directly or indirectly, as a result of or arising out of or incident to SGTC's violation of any law, rule, or regulation, order, or SGTC's breach of the terms of this Agreement, or SGTC's negligence relating to the performance of SGTC's services set forth herein.

                 15. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, to the respective parties as follows:

                  If to SGTC:     Southwest Guaranty Trust Company
                                  2121 Sage Road, Suite 150
                                  Houston, Texas 77056
                                  Attn: Mr. William E. Mercer

                  If to SCI:      Service Corporation International
                                  1929 Allen Parkway
                                  Houston, Texas 77019
                                  Attn: Mr. George R. Champagne

                 With copy to:    Service Corporation International
                                  1929 Allen Parkway
                                  Houston, Texas 77019
                                  Attn: General Counsel

                 Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

                 16. Modification; Termination; Assignment. Except as provided herein, this Agreement may be modified or terminated prior to the expiration of its term only by the written consent of parties. This Agreement shall not be assignable by either party without the prior written consent of the other party.

                 17. Governing Law. This Agreement shall be governed by the laws of the State of Texas.

                 18. Prior Agreement. This Agreement is in substitution and replacement of that certain Trusteeship/Advisory Agreement dated February 22, 1995 by and between SGTC and SCI and to the extent that this Agreement is in conflict with the Prior Agreement, the provisions of this Agreement shall control.

                 IN WITNESS WHEREOF, SGTC and SCI have executed this Agreement on the 27th day of September, 1995.

                                   SOUTHWEST GUARANTY TRUST COMPANY


                                   By: /s/ WILLIAM E. MERCER
                                       ----------------------------------------
                                       William E. Mercer
                                       Chairman of the Board, Chief Executive
                                       Officer

                                   SERVICE CORPORATION INTERNATIONAL


                                   By: /s/ JAMES M. SHELGER
                                       ----------------------------------------
                                       James M. Shelger
                                       Senior Vice President and General
                                       Counsel